UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Lite Strategy, Inc.
 (Name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Supplement to Definitive Proxy Statement Filed on December 30, 2025
For the Annual Meeting of Stockholders to be Held on February 12, 2026

This Supplement is dated January 27, 2026

On December 30, 2026, Lite Strategy, Inc. (Lite Strategy) filed a definitive proxy statement (the Proxy Statement) with the Securities and Exchange Commission in connection with its virtual-only 2026 Annual Meeting of Stockholders (the Annual Meeting) to be held on February 12, 2026.

Lite Strategy is providing this supplement to provide updated information regarding the composition of its Board of Directors.  On January 23, 2026, Lite Strategy’s Board of Directors (the Board) considered the independence, as defined under applicable rules of the Nasdaq Stock Market LLC, of Board member Joshua Riezman.  The Board determined that Mr. Riezman does not fall within any of the categories described in Nasdaq Rule 5605(a)(2)(A)-(G), and determined further that Mr. Riezman does not have any relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  As such, the Board determined that Mr. Riezman is an independent director, under the applicable rules of the Nasdaq Stock Market LLC.  As a result, of the six members of the Board, four are independent in accordance with such rules.

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This supplement should be read in conjunction with the Proxy Statement and does not modify or update any disclosures presented in the Proxy Statement other than with respect to the independence of Mr. Riezman and the total number of independent directors on the Board. In addition, this supplement does not reflect events occurring after the date of the Proxy Statement or modify or update disclosures that may have been affected by subsequent events.

Your vote is important. Whether or not you plan to attend the Annual Meeting, Lite Strategy urges stockholders to vote and submit their proxies in advance of the meeting by one of the methods described in these proxy materials.

Detailed information regarding voting procedures can be found in the Proxy Statement, as amended by this supplement, and on the proxy card.

If you have not voted yet, you can vote your shares before the Annual Meeting or during the Annual Meeting, as described in the Proxy Statement, as amended by this supplement.

If you have already voted and do not wish to change your vote, you do not need to do anything. Your vote will be tabulated as you instructed at the Annual Meeting. If you have already voted and wish to change your vote, you have the power to revoke your proxy and change your vote before the Annual Meeting. If you hold your shares in street name, you must follow the instructions of your broker, bank, or other nominee to revoke your proxy.  Any stockholder of record has the right to revoke its proxy by sending a written notice to the Secretary of Lite Strategy stating that the stockholder would like to revoke its proxy.